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                                                                Exhibit 99(k)(1)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                      among

                      WESTERN ASSET/CLAYMORE U.S. TREASURY
                       INFLATION PROTECTED SECURITIES FUND

                                       and

                         EQUISERVE TRUST COMPANY, N.A.,

                                       and

                                 EQUISERVE, INC.

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                                TABLE OF CONTENTS

Article 1.  Terms of Appointment; Duties of the Transfer Agent        1
Article 2.  Fees and Expenses                                         2
Article 3.  Representations and Warranties of the Transfer Agent      2
Article 4.  Representations and Warranties of the Fund                3
Article 5.  Data Access and Proprietary Information                   3
Article 6.  Indemnification                                           5
Article 7.  Standard of Care                                          6
Article 8.  Covenants of the Fund and the Transfer Agent              7
Article 9.  Termination of Agreement                                  7
Article 10.  Assignment                                               8
Article 11.  Amendment                                                8
Article 12.  Massachusetts Law to Apply                               8
Article 13.  Force Majeure                                            8
Article 14.  Consequential Damages                                    8
Article 15.  Merger of Agreement                                      9
Article 16.  Miscellaneous                                            9

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                      TRANSFER AGENCY AND SERVICE AGREEMENT

     AGREEMENT made as of the ____ day of September, 2003, by and among WESTERN ASSET/CLAYMORE U.S. TREASURY INFLATION PROTECTED SECURITIES FUND, a Massachusetts business trust having its principal office and place of business at 117 East Colorado Boulevard, Pasadena, CA 91105 (the "Fund"), EQUISERVE TRUST COMPANY, N.A., a federally chartered trust company doing business at 150 Royall Street, Canton, Massachusetts (the "Trust Company"), and EQUISERVE, INC., a Delaware corporation ("EQI," and together with the Trust Company, the "Transfer Agent").

     WHEREAS, the Fund desires to appoint the Transfer Agent as its registrar, transfer agent, dividend disbursing agent, and agent in connection with certain other activities and the Transfer Agent desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1.     TERMS OF APPOINTMENT; DUTIES OF THE TRANSFER AGENT

               1.01. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, registrar, transfer agent for the Fund's authorized and issued common shares of beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any dividend reinvestment plan as set out in the prospectus of the Fund.

               1.02. The Transfer Agent agrees that it will perform the following services:

               (a) In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent shall:

                       (i). Issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

                       (ii). Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

                       (iii). Execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

                       (iv). Prepare and transmit payments for dividends and distributions declared by the Fund;

                       (v). Act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan (if any) as amended from time to time in substantially the form attached as Exhibit A hereto;

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                       (vi).   Issue replacement certificates for those
                               certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent, at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity.

               (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Transfer Agent shall: perform all of the customary services of a registrar, transfer agent, dividend disbursing agent, and agent of the dividend reinvestment and cash purchase plan (if any) as described in Article 1 consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, reviewing and tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to dividends and distributions for all registered Shareholders.

               (c) The Transfer Agent shall provide additional services on behalf of the Fund (e.g., escheatment services) which may be agreed upon in writing between the Fund and the Transfer Agent.

Article 2.     FEES AND EXPENSES

               2.01. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

               2.02. In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule attached hereto. In addition, any other expenses not contemplated by this Agreement that are incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

Article 3.     REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

               The Trust Company and EQI represent and warrant to the Fund that:

               3.01. The Trust Company is a federally chartered limited purpose national bank duly organized under the laws of the United States and EQI is a corporation validly existing and in good standing under the laws of the State of Delaware and each has full corporate power,

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authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Trust Company and EQI have been duly authorized by all necessary corporate action and this Agreement constitutes the legal, valid and binding obligation of Trust Company and EQI enforceable against Trust Company and EQI in accordance with its terms.

               3.02. Both the Trust Company and EQI are duly qualified to carry on business in the Commonwealth of Massachusetts.

               3.03. The Transfer Agent has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4.     REPRESENTATIONS AND WARRANTIES OF THE FUND

               The Fund represents and warrants to the Transfer Agent that:

               4.01. It is an unincorporated voluntary association duly organized and existing and in good standing under the laws of Massachusetts.

               4.02. It is empowered under applicable laws and by its Agreement and Declaration of Trust, as amended (the "Declaration"), and By-Laws, as amended, to enter into and perform this Agreement.

               4.03. All corporate proceedings required by said Declaration and By-Laws have been taken to authorize it to enter into and perform this Agreement.

               4.04. It is a closed-end, diversified investment company registered under the Investment Company Act of 1940, as amended.

               4.05. To the extent required by federal securities laws, a registration statement under the Securities Act of 1933, as amended, is currently effective and, if required, appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Transfer Agent.

               4.06. It shall make all required filings under federal and state securities laws.

Article 5.     DATA ACCESS AND PROPRIETARY INFORMATION

               5.01. The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Customer Data be deemed Proprietary Information belonging to the Transfer Agent. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may

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be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

               (a) to access Customer Data solely from locations as may be designated in writing by the Transfer Agent and solely in accordance with the Transfer Agent's applicable user documentation;

               (b) to refrain from copying or duplicating in any way the Proprietary Information;

               (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

               (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

               (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

               (f) to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

     Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

               5.02. If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

               5.03. If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to
(i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as

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such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

Article 6.     INDEMNIFICATION

               6.01. The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses and damages and any and all reasonable costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

               (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

               (b) The Fund's lack of good faith, negligence or willful misconduct which arises out of the breach of any representation or warranty of the Fund hereunder.

               (c) The reliance on or use by the Transfer Agent or its agents or subcontractors of information, records, documents or services which
(i) are received by the Transfer Agent or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

               (d) The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Fund.

               (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

               (f) The Transfer Agent shall be liable for any and all losses and damages, and any and all reasonable costs, charges, counsel fees, payments, expenses and liability directly arising out of or attributable to a breach of this Agreement by the Transfer Agent or to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's lack of good faith or its negligence or willful misconduct. In the event of (i) any loss, damage or expense suffered or incurred by the Fund caused by or resulting from actions or omissions for which the Transfer Agent would be liable pursuant to this section or (ii) any loss, damage or expense suffered or incurred by the Fund caused by or resulting from investments made by Transfer Agent in connection with the account arrangements disclosed in Section 7.03 hereof, the Transfer Agent shall promptly reimburse the Fund in the amount of any such loss, damage or expense. The Transfer Agent shall not be liable for any special or consequential damages under any provision of this agreement or for any special or consequential damages arising out of any act or failure to act hereunder.

               6.02. At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection

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with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel that such actions or omissions comply with the terms of this Agreement and with all applicable laws, provided the Transfer Agent acts in good faith and without negligence. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

               6.03. In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

Article 7.     STANDARD OF CARE

               7.01. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

               7.02. Transfer Agent's aggregate liability under this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Fund to Transfer Agent as fees and charges, but not including reimbursable expenses, during the twenty-four (24) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought.

               7.03. The Fund acknowledges that the bank accounts maintained by the Transfer Agent in connection with the services provided hereunder will be in Transfer Agent's name and that the Transfer Agent will receive investment earnings in connection with the investment of funds in such accounts at Transfer Agent's risk and for the benefit of Transfer Agent's funds held in those accounts from time to time.

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Article 8.     COVENANTS OF THE FUND AND THE TRANSFER AGENT

               8.01. The Fund shall promptly furnish to the Transfer Agent the following:

               (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

               (b) A copy of the Declaration and By-Laws of the Fund and all amendments thereto.

               8.02. The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices and to make such changes in said procedures and facilities as the Fund may from time to time reasonably request.

               8.03. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

               8.04. The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, shall not be voluntarily disclosed to any other person, except as may be required by law, and shall not be used by the Transfer Agent for any purpose not directly related to the business of the Fund, except with the Fund's written consent.

               8.05. In cases of any requests or demands for the inspection of the Shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9.     TERMINATION OF AGREEMENT

               9.01. This Agreement may be terminated by either party upon thirty (30) days written notice to the other.

               9.02. Should the Fund exercise its right to terminate in the absence of a material breach of this Agreement by the Transfer Agent, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination

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and/or a charge equivalent to the average of three (3) month's fees if the Fund terminates the Agreement within one year of its effectiveness. In the event that the Fund designates a successor to any of the Transfer Agent's obligations hereunder, the Transfer Agent shall, at the expense and direction of the Fund, transfer to such successor a certified list of Shareholders of the Fund, a complete record of the account of each Shareholder, and all other necessary or relevant books, records and other data established or maintained by the Transfer Agent hereunder.

Article 10.    ASSIGNMENT

               10.01. Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

               10.02. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 11.    AMENDMENT

               11.01. This Agreement maybe amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

Article 12.    MASSACHUSETTS LAW TO APPLY

               12.01. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 13.    FORCE MAJEURE

               13.01. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. The Transfer Agent shall use reasonable care to minimize the likelihood or damage, loss of data, delays and/or errors and should such damage, loss of data, delays and/or errors occur, the Transfer Agent shall use its best efforts to mitigate the effects of such occurrence.

Article 14.    CONSEQUENTIAL DAMAGES

               14.01. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

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Article 15.    MERGER OF AGREEMENT

               15.01. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

Article 16.    MISCELLANEOUS

     A copy of the Agreement and Declaration of Trust of the Fund, as amended, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                   WESTERN ASSET/CLAYMORE U.S.
                                   TREASURY INFLATION PROTECTED
                                   SECURITIES FUND


                                   By:
                                      -------------------------------------
                                   Name:
                                        -----------------------------------
                                   Title:
                                         ----------------------------------


                                   EQUISERVE, INC.
                                   EQUISERVE TRUST COMPANY, N.A.

                                   ON BEHALF OF BOTH ENTITIES:

                                   By:
                                      -------------------------------------
                                   Name: Dennis V. Moccia
                                         ----------------------------------
                                   Title: Managing Director
                                          ---------------------------------